Exhibit 99.1

Ryerson	PRESS RELEASE
227 W. Monroe St.
27th Floor
Chicago, Illinois 60606
312 292 5000
www.ryerson.com

For additional information contact:

Edward J. Lehner

Ryerson Inc.

312-292-5020

eddie.lehner@ryerson.com

FOR IMMEDIATE RELEASE

Ryerson Inc. and Ryerson Holding Corporation Announce Early Tender Results

CHICAGO, Ill., October 9, 2012 – Ryerson Inc. and Ryerson Holding Corporation announced today that, as of 5:00 p.m., New York City time, on October 9, 2012 (the “Consent Time”), the following principal amounts of (i) Ryerson Inc.’s Floating Rate Senior Secured Notes due 2014 (the “2014 Notes”) and 12% Senior Secured Notes due 2015 (the “2015 Notes” and, together with the 2014 Notes, the “Ryerson Notes”), and (ii) Ryerson Holding Corporation’s 14 1/2% Senior Discount Notes due 2015 (the “Ryerson Holding Notes” and, together with the Ryerson Notes, the “Notes”) have been tendered in connection with the previously announced cash tenders offers (the “Offers”) of Ryerson Inc. and Ryerson Holding Corporation for any and all outstanding Notes of each series, as applicable. The complete terms and conditions of the Offers are described in Ryerson Inc.’s Offer to Purchase and Consent Solicitation Statement, dated September 25, 2012 and Ryerson Holding Corporation’s Offer to Purchase and Consent Solicitation Statement, dated September 25, 2012 (together, the “Offers to Purchase”), respectively, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the Offers, at (212) 430-3774 (collect) or (866) 736-2200 (U.S. toll-free).

Title of Security	CUSIP No.	Outstanding Principal Amount	Principal Amount Tendered
Floating Rate Senior Secured Notes due 2014 issued by Ryerson Inc.	78375PAH0 and 78375PAK3	$102.916 million	$95.497 million
12% Senior Secured Notes due 2015 issued by Ryerson Inc.	78375PAL1	$368.660 million	$339.609 million
14 1/2% Senior Discount Notes due 2015 issued by Ryerson Holding Corporation	783754AB0	$483.0 million	$482.850 million

Payment for Notes validly tendered and not properly withdrawn on or prior to the Consent Time and accepted for purchase by Ryerson Inc. or Ryerson Holding Corporation, as applicable, is expected to be made on October 10, 2012 (the “Early Settlement Date”). Payment for Notes

validly tendered and not properly withdrawn after the Consent Time and on or prior to 11:59 p.m., New York City time, on October 23, 2012 (the “Expiration Time”) and accepted for purchase will be made promptly after the Expiration Time. Ryerson Inc. and Ryerson Holding Corporation, as applicable, expect to call for redemption, and distribute notices of redemption to the holders of, all outstanding Notes not accepted for tender on the Early Settlement Date, and expect to satisfy and discharge the Indentures governing the Notes on the Early Settlement Date.

Ryerson Inc.’s and Ryerson Holding Corporation’s obligations to accept for purchase, and to pay for, the applicable Notes validly tendered pursuant to the Offers is subject to (1) consummation of the offering (the “New Notes Offering”) by Ryerson Inc. and Joseph T. Ryerson & Son, Inc., an indirect wholly owned subsidiary of Ryerson Holding Corporation and direct wholly owned subsidiary of Ryerson Inc., as co-issuers, of not less than $600.0 million aggregate principal amount of Senior Secured Notes due 2017 and $300.0 million aggregate principal amount of Senior Notes due 2018 (including receipt by Ryerson Holding Corporation of a dividend from Ryerson Inc. of a portion of the net proceeds received in the New Notes Offering) and (2) certain other customary conditions.

BofA Merrill Lynch is the dealer manager for the Offers and the solicitation agent for the related consent solicitations (the “Consent Solicitations”). Additional information concerning the Offers and Consent Solicitations may be obtained by contacting BofA Merrill Lynch, at (980) 387-3907 (collect) or (888) 292-0070 (U.S. toll-free).

This press release is for informational purposes only and is not a recommendation, an offer to purchase, an offer to sell, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offers are being made solely pursuant to the Offers to Purchase and related Letters of Transmittal that is being distributed to holders of Notes.

About Ryerson Inc.

Ryerson Inc., a Platinum Equity company, is a leading North American processor and distributor of metals, with operations in the United States, Mexico, Canada, China and Brazil. The Company distributes and processes various kinds of metals, including stainless and carbon steel and aluminum products.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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